Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
As previously announced, on August 20, 2018, Methode Electronics, Inc. (“Methode” or the “Company”), together with its wholly owned subsidiary Flash Merger Sub Corp., and Grakon Parent, Inc. (“Grakon”) and certain other parties named therein, entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, Methode acquired all of the issued and outstanding equity shares of Grakon in exchange for cash effective as of September 12, 2018, the effective time of the Merger (the “Effective Time”). See Note 1 to this Unaudited Pro Forma Combined Financial Information for additional information on the Transaction (as defined herein). The Unaudited Pro Forma Combined Financial Information is presented to illustrate the effects of the acquisition (the “Acquisition”) of Grakon by the Company and certain contemporaneous financing transactions (collectively, the “Transaction”).
The historical consolidated financial statements of Grakon attached as Exhibits 99.1 and 99.2 to this filing present the consolidated assets, liabilities, changes in stockholders’ equity, revenues, expenses and cash flows of Grakon Parent, Inc. and its wholly owned subsidiaries. These unaudited pro forma combined financial statements reflect the business activities acquired by Methode from the shareholders of Grakon.
The unaudited pro forma combined balance sheet as of July 28, 2018 and the unaudited pro forma combined statements of income for the year ended April 28, 2018 and for the three months ended July 28, 2018 are based upon, derived from and should be read in conjunction with the historical audited consolidated financial statements of the Company for the year ended April 28, 2018 (which are available in the Company’s Annual Report on Form 10-K for the year ended April 28, 2018, as filed with the Securities and Exchange Commission (the “SEC”) on June 21, 2018), the historical unaudited consolidated financial statements of the Company for the three-month period ended July 28, 2018 (which are available in Methode’s Form 10-Q for the period ended July 28, 2018, as filed with the SEC on August 30, 2018) and the historical financial statements of Grakon included in this Form 8-K/A.
For purposes of the unaudited pro forma combined statements of income, results for Grakon are presented for the twelve-month period ended March 31, 2018 and for the three-month period ended June 30, 2018. Information for the twelve-month period ended March 31, 2018 was derived from the historical audited statements of income of Grakon for the year ended December 31, 2017, as included within this Form 8-K/A and the historical unaudited financial data of Grakon for the three months ended March 31, 2018 and for the three months ended March 31, 2017. Information for the three month period ended June 30, 2018 was derived from historical unaudited financial data of Grakon for the three months ended June 30, 2018. For purposes of the unaudited pro forma combined balance sheet, we utilized the unaudited historical balance sheet of Grakon as of June 30, 2018, included in this Form 8-K/A.
The unaudited pro forma combined statements of income for the year ended April 28, 2018 and for the three months ended July 28, 2018 assume that the Transaction occurred on April 29, 2017, the beginning of our fiscal year ended April 28, 2018. The unaudited pro forma combined balance sheet as of July 28, 2018 assumes that the Transaction occurred on July 28, 2018. The historical combined financial information has been adjusted to give pro forma effect to events that are: 1) directly attributable to the Acquisition; 2) factually supportable and 3) with respect to the statements of income are expected to have a continuing impact on the combined results. In the opinion of management, all adjustments necessary to present fairly the Unaudited Pro Forma Combined Financial Information have been made. The assumptions underlying the pro forma adjustments are described fully in the accompanying notes, which should be read in conjunction with the Unaudited Pro Forma Combined Financial Information.
The Acquisition is being accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” (“ASC 805”), and using the fair value concepts defined in ASC Topic 820, “Fair Value Measurements” (“ASC 820”). ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. This is an exit price concept for the valuation of the asset or liability. In addition, market participant are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. Under ASC 805, all assets acquired and liabilities assumed are recorded at their acquisition date fair value. The allocation of the purchase price as reflected in the Unaudited Pro Forma Combined Financial Information is based upon management’s internally developed preliminary estimates of the fair market value of the assets acquired and liabilities assumed, as if the Acquisition had occurred on the above dates. This allocation of the purchase price depends upon certain estimates and assumptions, all of which are preliminary and, in some instances, are incomplete and have been made solely for the purpose of developing the Unaudited Pro Forma Combined Financial Information. Any adjustments to the preliminary estimated fair value amounts could have a significant impact on the Unaudited Pro Forma Combined Financial Information contained herein, and our future results of operations and financial position.
The Unaudited Pro Forma Combined Financial Information is not necessarily indicative of the combined financial position or results of operations that would have been realized had the Transaction occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the Company will experience after the Transaction. In addition, the accompanying unaudited pro forma combined statements of income do not include any expected cost savings, operating synergies, or revenue enhancements that may be realized subsequent to the Transaction, or the impact of any non-recurring activity and transaction-related or integration-related costs.

Methode Electronics, Inc.
Unaudited Pro Forma Combined Balance Sheet
As of July 28, 2018

	As Reported
In millions	Historical Methode	Historical Grakon	Accounting Policy & Reclassification Adjustments	(Note)	Adjustments for the Acquisition	(Note)	Financing Adjustments	(Note)	Pro Forma Combined
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$228.5	$4.9	$—		$(428.7)	6(a)(f)	$312.9	6(i)	$117.6
Accounts Receivable, Less Allowance (2018 - $0.5 and 2017 $0.6)	181.1	—	31.2	4(a)	—		—		212.3
Accounts receivable, net	—	31.2	(31.2)	4(a)	—		—		—
Inventories:
Finished Products	21.1	—	11.4	4(b)	7.8	6(b)	—		40.3
Work in Process	9.1	—	1.8	4(b)	0.5	6(b)	—		11.4
Materials	58.3	—	10.1	4(b)	0.1	6(b)	—		68.5
Total Inventories	88.5	—	23.3	4(b)	8.4	6(b)	—		120.2
Inventories, net	—	23.3	(23.3)	4(b)	—		—		—
Prepaid and Refundable Income Taxes	9.9	—	—		—		—		9.9
Prepaid Expenses and Other Current Assets	15.9	—	8.9	4(c)	—		—		24.8
Prepaid expenses and other assets	—	8.9	(8.9)	4(c)	—		—		—
TOTAL CURRENT ASSETS	523.9	68.3	—		(420.3)		312.9		484.8
PROPERTY, PLANT AND EQUIPMENT
Land	0.8	—	—	4(d)	—		—		0.8
Buildings and Buildings Improvements	74.0	—	15.3	4(d)	(3.7)	6(c)	—		85.6
Machinery and Equipment, Gross	362.9	—	13.6	4(d)	(4.5)	6(c)	—		372.0
Property, Plant and Equipment, Gross	437.7	—	28.9	4(d)	(8.2)		—		458.4
Less: Allowance for Depreciation	272.4	—	11.8	4(d)	(11.8)	6(c)	—		272.4
PROPERTY, PLANT AND EQUIPMENT, NET	165.3	—	17.2	4(d)	3.6	6(c)	—		186.0
Property and Equipment, net	—	17.2	(17.2)	4(d)	—		—		—
OTHER ASSETS
Goodwill	58.8	—	103.8	4(e)	60.5	6(e)	—		223.1
Goodwill	—	103.8	(103.8)	4(e)	—		—		—
Other Intangibles, Less Accumulated Amortization	58.2	—	87.4	4(f)	136.5	6(d)	—		282.1
Intangibles, net	—	87.4	(87.4)	4(f)	—		—		—
Cash Surrender Value of Life Insurance	8.5	—	—		—		—		8.5
Deferred Income Taxes	41.5	0.6	—		—		—		42.1
Pre-production Costs	23.4	—	—		—		—		23.4
Other	13.2	—	0.4	4(g)	—		—		13.6
Deposits	—	0.4	(0.4)	4(g)	—		—		—
TOTAL OTHER ASSETS	203.6	192.2	—		197.1		—		592.8

TOTAL ASSETS	$892.8	$277.7	$—		$(219.7)		$312.9		$1,263.7
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts Payable	$79.0	$16.7	$—		$—		$—		$95.7
Salaries, Wages and Payroll Taxes	17.6	—	—		—		—		17.6
Other Accrued Expenses	21.4	—	13.5	4(h)	—		—		34.9
Accrued liabilities	—	11.1	(11.1)	4(h)	—		—		—
Deferred revenue	—	2.4	(2.4)	4(h)	—		—		—
Short-term Debt	3.9	—	5.1	4(i)	(5.1)	6(f)	11.9	6(i)	15.8
Current portion of long-term debt	—	5.1	(5.1)	4(i)	—		—		—
Income Tax Payable	14.9	—	—		—		—		14.9
TOTAL CURRENT LIABILITIES	136.8	35.3	—		(5.1)		11.9		178.9
LONG-TERM DEBT	49.2	76.4	—		(76.4)	6(f)	301.0	6(i)	350.2
LONG-TERM INCOME TAX PAYABLE	42.6	—	—		—		—		42.6
OTHER LIABILITIES	4.4	—	—		—		—		4.4
DEFERRED INCOME TAXES	17.6	3.2	—		31.4	6(g)	—		52.2
DEFERRED COMPENSATION	10.0	—	—		—		—		10.0
SHAREHOLDERS' EQUITY
Common Stock, $0.50 par value, 100,000,000 shares authorized, 38,198,353 shares and 38,133,925 shares issued as of April 28, 2018 and April 29, 2017, respectively	19.2	—	—		—	6(h)	—		19.2
Additional Paid-in Capital	138.5	132.1	—		(132.1)	6(h)	—		138.5
Accumulated Other Comprehensive Loss	(4.0)	(2.0)	—		2.0	6(h)	—		(4.0)
Treasury Stock, 1,346,624 shares as of April 28, 2018 and April 29, 2017	(11.5)	—	—		—	6(h)	—		(11.5)
Retained Earnings	490.0	32.6	—		(39.4)	6(a)(h)	—		483.2
TOTAL EQUITY	632.2	162.8	—		(169.6)		—		625.4
TOTAL LIABILITIES AND EQUITY	$892.8	$277.7	$—		$(219.7)		$312.9		$1,263.7
See the accompanying notes to the unaudited pro forma combined balance sheet.

Methode Electronics, Inc.
Unaudited Pro Forma Combined Statement of Income
For the Year Ended April 28, 2018

	As Reported
In millions	Historical Methode	Historical Grakon (Footnote 2)	Accounting Policy & Reclassification Adjustments	(Note)	Adjustments for the Acquisition	(Note)	Financing Adjustments	(Note)	Pro Forma Combined	(Note)
Net Sales	$908.3	$142.4	$0.8	4(l)	$—		$—		$1,051.5
Cost of Products Sold	668.7	—	85.9	4(k)(l)(m)	1.4	7(a)	—		756.1
Cost of Sales	—	84.1	(84.1)	4(k)	—		—		—
Gross Profit	239.6	58.3	(1.1)		(1.4)		—		295.4
Selling and Administrative Expenses	115.7	—	24.8	4(l)	—		—		140.5
Selling, general and administrative expenses	—	24.6	(24.6)	4(l)	—		—		—
Amortization of Intangibles	5.6	—	10.2	4(m)	3.3	7(b)	—		19.1
Depreciation and amortization	—	11.5	(11.5)	4(m)	—		—		—
Income from Operations	118.3	22.2	—		(4.8)		—		135.8
Interest (Income) Expense, Net	0.9	—	5.6	4(n)	—		4.5	7(d)	11.1
Interest expense	—	5.6	(5.6)	4(n)	—		—		—
Other Income, Net	(6.4)	—	(0.1)	4(l)(o)	—		—		(6.5)
Other (expense) income	—	(0.1)	0.1	4(o)	—		—		—
Income before Income Taxes	123.8	—	16.8	4(p)	(4.8)		(4.5)		131.2
Income (Loss) Before Provision For Income Tax	—	16.7	(16.7)	4(p)	—		—		—
Income Tax Expense	66.6	—	4.2	4(q)	(1.1)	7(e)	(1.0)	7(e)	68.7
Provision for income tax	—	4.2	(4.2)	4(q)	—		—		—
Net Income	$57.2	$12.5	$—		$(3.7)		$(3.5)		$62.5

Basic and Diluted Income per Share:
Basic	$1.54								$1.68	7(f)
Diluted	$1.52								$1.66	7(f)

Weighted Average Number of Common Shares Outstanding:
Basic	37,281,630								37,281,630
Diluted	37,541,899								37,541,899
See the accompanying notes to the unaudited pro forma combined statement of income.

Methode Electronics, Inc.
Unaudited Pro Forma Combined Statement of Income
For the Three Months Ended July 28, 2018

	As Reported
In millions	Historical Methode	Historical Grakon	Accounting Policy & Reclassification Adjustments	(Note)	Adjustments for the Acquisition	(Note)	Financing Adjustments	(Note)	Pro Forma Combined	(Note)
Net Sales	$223.4	$46.9	$—		$—		$—		$270.3
Cost of Products Sold	163.3	—	29.3	4(r)(s)(t)	(0.1)	7(a)	—		192.4
Cost of Sales	—	29.0	(29.0)	4(r)	—		—		—
Gross Profit	60.1	17.9	(0.3)		0.1		—		77.9
Selling and Administrative Expenses	29.5	—	6.2	4(s)	(0.6)	7(c)	—		35.1
Selling, general and administrative expenses	—	5.7	(5.7)	4(s)	—		—		—
Amortization of Intangibles	1.9	—	2.3	4(t)	1.0	7(b)	—		5.3
Depreciation and amortization	—	3.2	(3.2)	4(t)	—		—		—
Income from Operations	28.7	9.1	—		(0.3)		—		37.5
Interest (Income) Expense, Net	0.2	—	1.3	4(u)	—		1.5	7(d)	3.0
Interest expense	—	1.3	(1.3)	4(u)	—		—		—
Other Income, Net	0.3	—	(0.3)	4(s)(v)	—		—		—
Other (expense) income	—	(0.3)	0.3	4(v)	—		—		—
Income before Income Taxes	28.2	—	8.1	4(w)	(0.3)		(1.5)		34.4
Income (Loss) Before Provision For Income Tax	—	8.1	(8.1)	4(w)	—		—		—
Income Tax Expense	4.5	—	2.1	4(x)	(0.1)	7(e)	(0.3)	7(e)	6.2
Provision for income tax	—	2.1	(2.1)	4(x)	—		—		—
Net Income	$23.7	$6.0	$—		$(0.2)		$(1.2)		$28.3

Basic and Diluted Income per Share:
Basic	$0.63								$0.76	7(f)
Diluted	$0.63								$0.75	7(f)

Weighted Average Number of Common Shares Outstanding:
Basic	37,350,444								37,350,444
Diluted	37,637,502								37,637,502

See the accompanying notes to the unaudited pro forma combined statement of income.

Methode Electronics, Inc.
Notes to the Unaudited Pro Forma Combined Financial Information
1. Description of Transaction
As previously announced, on August 20, 2018, Methode, together with its wholly owned subsidiary Flash Merger Sub Corp., and Grakon and certain other parties named therein, entered into the Merger Agreement. Under the terms of the Merger Agreement, Methode acquired all of the issued and outstanding equity shares of Grakon and its subsidiaries, on a cash-free and debt-free basis for total cash consideration of approximately $421.9 million, subject to certain closing adjustments. The Acquisition was consummated on September 12, 2018. These unaudited pro forma combined financial statements reflect the business activities acquired by Methode from the shareholders of Grakon. Grakon provides manufacturing, development, and design services for advanced lighting systems, controls and components for premier OEM manufacturers in the heavy truck, bus, rail, electric vehicle and power sports markets.
Financing Arrangement

In connection with the Acquisition, on September 12, 2018, the Company entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A. and Wells Fargo Bank. The financing consists of a (i) term loan facility in an aggregate principal amount up to $250.0 million and a (ii) multicurrency revolving credit commitment of $200.0 million of which, $98.0 million was drawn at the time of closing, collectively the Financing. The Company used the proceeds of borrowings under the Credit Agreement to fund a portion of the purchase price for the Grakon acquisition and expects to use the proceeds of other borrowings for general corporate purposes. The Term Loan A and revolving credit facility will mature on the fifth anniversary of closing. The new credit facilities are senior unsecured obligations of the Company and are guaranteed on a senior unsecured basis by certain of the Company’s subsidiaries.
2. Basis of Presentation
The unaudited pro forma combined statements of income for the fiscal year ended April 28, 2018 and three months ended July 28, 2018 has been prepared as if the Acquisition had occurred on April 29, 2017. The unaudited pro forma combined balance sheet as of July 28, 2018 has been prepared as if the Acquisition had occurred on July 28, 2018.
The Unaudited Pro Forma Combined Financial Information herein has been prepared to illustrate the effects of the Acquisition in accordance with U.S. GAAP and pursuant to Article 11 of Regulation S-X. The unaudited pro forma combined balance sheet was prepared using the historical balance sheets of Methode and Grakon as of July 28, 2018 and June 30, 2018, respectively. Grakon’s fiscal year operates on a 52-53 week reporting cycle (which, for the 2017 fiscal year ends on December 31) and Methode’s fiscal year ends on the Saturday closest to April 30 (which, for the 2017 fiscal year was April 28). The Unaudited Pro Forma Combined Financial information has been prepared utilizing periods that differ by less than 93 days, as permitted by SEC rules and regulations. The unaudited pro forma combined statements of income were prepared using:

•	the historical audited statement of income of Methode for the year ended April 28, 2018;

•	the historical unaudited statement of income of Methode for the three months ended July 28, 2018;

•
the historical unaudited income statement of Grakon for the twelve months ended March 31, 2018, which has been derived by adding the historical unaudited financial data of Grakon for the three months ended March 31, 2018, to the financial data from the historical audited consolidated income statement for the fiscal year ended December 31, 2017, and subtracting the historical unaudited financial data of Grakon for the three months ended March 31, 2017; and

•	the historical unaudited financial data of Grakon for the three months ended June 30, 2018.
These statements should be read in conjunction with such historical financial statements. The historical financial information is adjusted in the Unaudited Pro Forma Combined Financial Information to give effect to pro forma adjustments that are: (1) directly attributable to the Acquisition; (2) factually supportable; and (3) with respect to the unaudited pro forma statements of income are expected to have a continuing impact on the combined results. As discussed in Note 4, the historical financial information of Grakon have been adjusted to reflect certain reclassifications to conform to Methode’s financial statement presentation.
The Company has accounted for the Acquisition under the acquisition method of accounting in accordance with the authoritative guidance on business combinations under the provisions of ASC 805. The allocation of the purchase price as reflected in the Unaudited Pro Forma Combined Financial Information was based on a preliminary valuation of the assets acquired and liabilities assumed, and the accounting is subject to revision as more detailed analyses are completed and additional information about the fair value of assets acquired and liabilities assumed becomes available. The final purchase price allocation may include changes to the amount of identifiable intangible assets, goodwill and deferred taxes, as well as other items. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing Unaudited Pro Forma Combined Financial Information. Differences between these preliminary estimates and the final purchase accounting may occur, and these differences could be material.
Assets acquired and liabilities assumed in a business combination that arise from contingencies must be recognized at fair value if the fair value can be reasonably estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability would be recognized in accordance with ASC 450, “Disclosure of Certain Loss Contingencies” (“ASC 450”). If the fair value is not determinable and the ASC 450 criteria are not met, no asset or liability would be recognized. Management is not aware of any material contingencies related to Grakon.
The Unaudited Pro Forma Combined Financial Information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods presented, nor is it necessarily indicative of the future results of the combined company. The Unaudited Pro Forma Combined Financial Information does not reflect any cost savings from future operating synergies or integration activities, if any, or any revenue, tax, or other synergies, if any, that could result from the Acquisition.
The following table presents the reconciliation of Grakon historical unaudited financial data for the three month periods ended March 31, 2018 and March 31, 2017, and the historical audited consolidated income statement of Grakon for the year ended December 31, 2017 included in this Form 8-K/A, to the twelve month period ended March 31, 2018, presented in the unaudited pro forma statements of income.

		Unaudited as reported by Grakon
		Plus:	Less:
	Fiscal Year	Three Months	Three Months	Twelve Months
	December 31,	March 31,	March 31,	March 31,
(in millions)	2017	2018	2017	2018

Net Sales	$132.3	$38.4	$28.4	$142.4
Cost of Products Sold	78.2	22.5	16.7	84.1
Gross Profit	54.1	15.9	11.7	58.3
Selling and Administrative Expenses	24.2	6.3	5.9	24.6
Amortization of Intangibles	11.4	2.9	2.7	11.5
Income from Operations	18.5	6.7	3.0	22.2
Interest (Income) Expense, Net	5.7	1.3	1.3	5.6
Other Income, Net	—	(0.1)	0.1	(0.1)
Income before Income Taxes	12.8	5.5	1.6	16.7
Income Tax Expense	3.3	1.5	0.5	4.2
Net Income	$9.5	$4.0	$1.1	$12.5

3. Accounting Policies
Methode has completed a preliminary review of significant accounting policies for purposes of the Unaudited Pro Forma Combined Financial Information. At this time, Methode is not aware of any material differences between the accounting policies of the two companies that would continue to exist subsequent to the application of purchase accounting. Following the consummation of the Acquisition, Methode is in the process of conducting a more detailed review of Grakon’s accounting policies in an effort to determine if differences in accounting policies require reclassification of Grakon’s results of operations or reclassification of assets or liabilities to conform to Methode’s accounting policies and classifications. As a result, Methode may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on this Unaudited Pro Forma Combined Financial Information.
In the unaudited pro forma combined statement of income for the twelve months ended April 28, 2018 an adjustment was made to reclassify engineering and tooling revenues from Selling, General and Administrative to Costs of Products Sold and Net Sales to conform with Methode’s treatment for accounting for engineering and tooling revenue (see Note 4). As a result of Methode’s adoption of FASB Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers” (“ASC 606”), during the three months ended July 28, 2018, Methode no longer separates its engineering and tooling revenues and conforms to historical presentation of Grakon. As a result of the adoption of ASC 606 no adjustment was made to reclassify Grakon’s historical engineering and tooling revenues within the unaudited pro forma consolidated statement of income for the three months ended July 28, 2018 as the historical balances reflect its adoption of the new standard.

4. Reclassification Adjustments
Methode has completed a preliminary review of the financial statement presentation of Grakon for purposes of the Unaudited Pro Forma Combined Financial Information. During this review, the following financial statement reclassifications were performed in order to align the presentation of Grakon’s financial information with that of Methode:

		Historical	Reclassification	Reclassified
	Financial Statement Line Item	Grakon	Adjustment	Grakon
	Balance Sheet as of July 28, 2018
4(a)	Accounts receivable, net	$31.2	$(31.2)	$—
	Accounts Receivable, Less Allowance (2018 - $0.5 and 2017 $0.6)	—	31.2	31.2
4(b)	Inventories, net	23.3	(23.3)	—
	Finished Products	—	11.4	11.4
	Work in Process	—	1.8	1.8
	Materials	—	10.1	10.1
	Total Inventories	—	23.3	23.3
4(c)	Prepaid expenses and other assets	8.9	(8.9)	—
	Prepaid Expenses and Other Current Assets	—	8.9	8.9
4(d)	Property and Equipment, net	17.2	(17.2)	—
	Land	—	—	—
	Buildings and Buildings Improvements	—	15.3	15.3
	Machinery and Equipment, Gross	—	13.6	13.6
	Property, Plant and Equipment, Gross	—	28.9	28.9
	Less: Allowance for Depreciation	—	11.8	11.8
	PROPERTY, PLANT AND EQUIPMENT, NET	—	—	—
4(e)	Goodwill	103.8	(103.8)	—
	Goodwill	—	103.8	103.8
4(f)	Intangibles, net	87.4	(87.4)	—
	Other Intangibles, Less Accumulated Amortization	—	87.4	87.4
4(g)	Deposits	0.4	(0.4)	—
	Other	—	0.4	0.4
4(h)	Accrued liabilities	11.1	(11.1)	—
	Deferred revenue	2.4	(2.4)	—
	Other Accrued Expenses	—	13.5	13.5
4(i)	Current portion of long-term debt	5.1	(5.1)	—
	Short-term Debt	—	5.1	5.1
	Statement of Income for the 12 months ended April 28, 2018
4(k)	Cost of Sales	84.1	(84.1)	—
	Cost of Products Sold	—	84.1	84.1
4(l)	Selling, general and administrative expenses	24.6	(24.6)	—
	Net Sales	—	(0.8)	(0.8)
	Cost of Products Sold	—	0.5	0.5

	Other Income, Net	—	—	—
	Selling and Administrative Expenses	—	24.8	24.8
4(m)	Depreciation and amortization	11.5	(11.5)	—
	Cost of Products Sold	—	1.3	1.3
	Amortization of Intangibles	—	10.2	10.2
4(n)	Interest expense	5.6	(5.6)	—
	Interest (Income) Expense, Net	—	5.6	5.6
4(o)	Other (expense) income	(0.1)	0.1	—
	Other Income, Net	—	(0.1)	(0.1)
4(p)	Income (Loss) Before Provision For Income Tax	16.7	(16.7)	—
	Income before Income Taxes	—	16.7	16.7
4(q)	Provision for income tax	4.2	(4.2)	—
	Income Tax Expense	—	4.2	4.2
	Statement of Income for the 3 months ended July 28, 2018
4(r)	Cost of Sales	29.0	(29.0)	—
	Cost of Products Sold	—	29.0	29.0
4(s)	Selling, general and administrative expenses	5.7	(5.7)	—
	Cost of Products Sold	—	(0.5)	(0.5)
	Other Income, Net	—	—	—
	Selling and Administrative Expenses	—	6.2	6.2
4(t)	Depreciation and amortization	3.2	(3.2)	—
	Cost of Products Sold	—	0.8	0.8
	Amortization of Intangibles	—	2.3	2.3
4(u)	Interest expense	1.3	(1.3)	—
	Interest (Income) Expense, Net	—	1.3	1.3
4(v)	Other (expense) income	(0.3)	0.3	—
	Other Income, Net	—	(0.3)	(0.3)
4(w)	Income (Loss) Before Provision For Income Tax	8.1	(8.1)	—
	Income before Income Taxes	—	8.1	8.1
4(x)	Provision for income tax	2.1	(2.1)	—
	Income Tax Expense	$—	$2.1	$2.1

5. Allocation of Purchase Price to Net Assets
The allocation of the purchase price discussed below is preliminary. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of Grakon’s tangible and identifiable intangible assets acquired and liabilities assumed. Such final adjustments, which may include other increases or decreases to amortization resulting from the allocation of the purchase price to amortizable tangible and intangible assets, along with the related income tax effect, may be material.

For the purpose of preparing the accompanying unaudited pro forma combined balance sheet as of July 28, 2018, purchase price was calculated as follows:

(in millions)	Amount
Calculation of Purchase Consideration
Cash paid to Grakon stockholders	$325.4
Net cash paid to Grakon option holders	15.0
Total Consideration paid to Sellers	340.4
Repayment of Grakon existing indebtedness	81.5
Total Purchase Consideration	$421.9
The following is a summary of the preliminary allocation of the above purchase consideration as reflected in the unaudited pro forma combined balance sheet as of July 28, 2018:

(in millions)	Amount
Total Purchase Consideration	$421.9

Book value of net assets acquired	162.8
Adjusted for:
Repayment of Grakon existing indebtedness	81.5
Elimination of existing goodwill and intangible assets	(191.2)
Adjusted book value of net assets acquired	$53.1
Adjustments to:
Inventories	8.4
Property, plant and equipment, net	3.6
Intangible assets	223.9
Deferred Income Taxes	(31.4)
Fair value of assets and liabilities assumed, excluding goodwill	$257.6

Goodwill	$164.3
Reconciliation to consideration transferred	$421.9
The estimated goodwill to be recognized is primarily attributable to the expected synergies, expanded market opportunities and other benefits anticipated upon the integration of the operations of Methode and Grakon. See Note 6(d) for a discussion of the methods used to determine the fair value of Grakon’s identifiable assets.
6. Unaudited Pro Forma Combined Balance Sheet Adjustments
Purchase Accounting Adjustments:

a.
Reflects $(421.9) million, which represents $(340.4) million related to the cash purchase consideration paid to Grakon common shareholders and option holders and $(81.5) million related to the repayment of Grakon’s existing indebtedness at closing of the Acquisition, as calculated in Note 5.

The adjustment further reflects the nonrecurring acquisition-related transaction costs incurred by the Company of $(6.8) million not reflected in the historical financial statements of the Company. In accordance with ASC 805, acquisition-related transaction costs and certain acquisition restructuring and related charges are not included as a component of consideration transferred but are required to be expensed as incurred. The unaudited pro forma combined balance sheet reflects the $(6.8) million of costs as a reduction of cash with a corresponding decrease in retained earnings. These costs are not presented in the unaudited pro forma combined consolidated statements of income because they will not have a continuing impact on the combined results.

Cash is further adjusted as disclosed in note 6(i) for the proceeds from the Credit Agreement entered into in connection with the Acquisition in the amount of $315.9 million offset by the payment of debt issuance costs of $(3.0) million.

The difference of $115.8 million resulting from total cash outflow of $(431.7) million and cash received from the Financing of $315.9 million represents existing cash on hand by Methode used as part of the Acquisition which is further detailed as follows:

(in millions)	Note	Amount
Sources:
Proceeds from drawdown on Term Loan A	6(i)	$250.0
Proceeds from amended Revolving Credit Facility	6(i)	65.9
Methode cash on-hand		115.8
		$431.7
Uses:
Consideration paid to Grakon shareholders	6(a)	$340.4
Repayment of Grakon debt	6(a)(f)	81.5
Payment of debt issuance costs	6(i)	3.0
Payment of transaction costs	6(a)	6.8
Pro forma adjustment to cash and cash equivalents		$431.7

b.
Reflects an increase in book value for Grakon’s inventory balances of $8.4 million to reflect the estimated fair value of inventory, estimates of selling price, less cost to sell. The fair value estimate of inventory is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying Unaudited Pro Forma Combined Financial Information, it is assumed that all assets will be used in a manner that represents its highest and best use. The final fair value determination for inventories may differ from this preliminary determination.

(in millions)	Net Book Value	Step-Up	Preliminary Fair Value
Raw Materials	$10.1	$0.1	$10.2
Work in Process	1.8	0.5	2.3
Finished Goods	11.4	7.8	19.2
Reserve for Obsolescence	—	—	—
Total Inventory	$23.3	$8.4	$31.7

c.
Represents the adjustment of $3.6 million to increase the carrying value of Grakon’s property, plant and equipment from its historical gross book value to its preliminary estimated fair value. Of the total consideration, approximately $20.8 million relates to fixed assets as illustrated in the following table:

(in millions)	Amount
Buildings and Buildings Improvements	$11.7
Machinery and Equipment	9.1
Fair value of property, plant and equipment acquired	20.8
Removal of Grakon's historical property, plant and equipment	(17.2)
Pro forma adjustment to property, plant and equipment - net	$3.6

The fair value estimate for fixed assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying Unaudited Pro Forma Combined Financial Information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for fixed assets may differ from this preliminary determination. The fair value of fixed assets is determined primarily using a combination of the return on assets method and the market comparables method.

d.
Reflects the adjustment of $136.5 million to record the preliminary estimated fair value of intangible assets identified upon the acquisition. Of the total consideration, approximately $223.9 million relates to identified intangible assets. The fair value estimate for all identifiable intangible assets is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying Unaudited Pro Forma Combined Financial Information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for identifiable intangibles may differ from this preliminary determination. The general categories of the acquired identified intangible assets are expected to be the following:

(in millions)	Useful Life (years)	Estimated Fair Value
Amortization Expense for Intangible Assets:
Customer Relationships	18 to 21	$184.0
Trade Names	8 to 9	22.2
Developed Technology	11 to 13	17.7
Fair value of customer relationships, trade names and developed technology acquired		$223.9
Removal of Grakon's historical intangible assets		(87.4)
Pro forma adjustment to intangible assets - net		$136.5

Some of the more significant assumptions inherent in the development of the identifiable intangible assets valuations, from the perspective of a market participant, include the estimated after-tax cash flows that will be received for the intangible asset, the appropriate discount rate selected in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, and competitive trends impacting the asset and each cash flow stream. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project to commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results. The methodologies and significant assumptions utilized to value the intangible assets include using a discount rate that reflected the risks inherent in the cash flow stream as well as the nature of the asset.
The fair value of the customer relationships intangible asset was valued using a multi-period excess earnings method, a form of the income approach, which incorporates the estimated future cash flows to be generated from Grakon’s existing customer base. Excess earnings are the earnings remaining after deducting the market rates of return on the estimated values of contributory assets, including debt-free net working capital, tangible assets, and other identifiable intangible assets. The excess earnings are thereby calculated for each year of a multi-year projection period and discounted to present value. Accordingly, the primary components of this method consist of the determination of excess earnings and an appropriate rate of return. The Grakon trade name and developed technology was valued using the relief from royalty method under the income approach, which estimates the cost savings generated by a company related to the ownership of an asset for which it would otherwise have had to pay royalties or license fees on revenues earned through the use of the asset. The discount rate used is determined at the time of measurement based on an analysis of the implied internal rate of return of the transaction, weighted average cost of capital and weighted average return on assets.

e.
Prior to the Acquisition, Grakon’s historical balance sheet included $103.8 million of goodwill which was written off as part of the Transaction. As a result of the Transaction, new goodwill is calculated as the difference between the fair value of the consideration transferred and the fair values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. This adjustment of $60.5 million represents additional goodwill recognized in the Acquisition ($164.3 million in total goodwill) which represents the residual value of Grakon derived from its preliminary estimated fair value per the purchase price allocation table in Note 5.

f.	Reflects the repayment of $81.5 million by Methode of Grakon’s existing indebtedness at the time of the Acquisition.

g.
Reflects the adjustments to record an increase to deferred income tax liabilities of $31.4 resulting from pro forma fair value adjustments for the assets acquired and liabilities assumed. The pro forma adjustment to deferred tax liabilities is reflected as follows:

June 30, 2018
Deferred tax liabilities -
Inventories, net	$1.9
Property, plant, and equipment, net	0.8
Intangibles, net	28.7
Total deferred tax liabilities	$31.4

This estimate of deferred taxes was determined based on the changes in the book basis of the net assets to be acquired compared to the historical basis reflected in Grakon’s financial statements using a blended statutory tax rate of 22.6 percent. Adjustments to established deferred tax assets and liabilities due to refined determination of statutory rates as well as the recognition of additional deferred tax assets and liabilities upon detailed analysis of the acquired assets and assumed liabilities may occur in conjunction with the finalization of the purchase accounting and these items could be material.

h.
Reflects an adjustment of $(162.8) million to eliminate Grakon’s historical shareholders’ equity, which represents the historical book value of Grakon’s net assets, as a result of the application of purchase accounting.

Financing Adjustments:

i.	To fund the Acquisition, the Company used the proceeds of borrowings under the Amended and Restated Credit Agreement entered into on September 12, 2018, to fund a portion of the purchase price for the

Grakon Acquisition and expects to use the proceeds of other borrowings under the Credit Agreement for general corporate purposes. The composition of the borrowings made by Methode are as follows:

(in millions)	Amount
Proceeds:
Term A loan	$250.0
Amended Revolving Credit Facility (1)	65.9
Less: Capitalized debt issuance costs	(3.0)
Total pro forma change in debt outstanding	$312.9

Net adjustment to Long-term Debt	$301.0
Net adjustment to Short-term Debt	$11.9

(1) Methode's existing revolving credit facility of $150.0 million of which $31.2 million was drawn, was refinanced in connection with the Financing to extend the facility to $200.0 million, of which an additional $65.9 million was drawn in connection with the Acquisition

7. Unaudited Pro Forma Combined Statements of Income Adjustments
Purchase Accounting Adjustments:

a.
Reflects adjustments of $1.5 million and $0.1 million for the year ended April 28, 2018 and for the three months ended July 28, 2018, respectively, which represents an increase to depreciation expense related to the fair value step-up of Grakon’s property, plant and equipment. The pro forma adjustment to depreciation expense is reflected as follows

	Estimated Fair Value	Useful Life (years)	Year Ended April 28, 2018	Three Months Ended July 28, 2018
Depreciation Expense for Property, Plant and Equipment:
Buildings and Buildings Improvements	$11.7	3 to 20	$1.3	$0.3
Machinery and Equipment	9.1	3 to 10	1.5	0.4
Subtotal	$20.8		2.8	0.7
Less: Historical Grakon depreciation			1.2	0.6
Net adjustment to depreciation			$1.5	$0.1

Based on the nature of the assets acquired, the increase of $1.5 million and decrease of $0.1 million of depreciation expense for the year ended April 28, 2018 and for the three months ended July 28, 2018, respectively, is classified as cost of products sold in the statements of income. An increase/decrease of one year in the estimated useful lives would decrease/increase depreciation expense by $(0.5)/$0.8 million and $(0.1)/$0.2 million for the year ended April 28, 2018 and for the three months ended July 28, 2018, respectively. The effect of a 10% increase or decrease in preliminary estimated fair value would result in an increase or decrease of depreciation expense of $0.3 million and $0.1 million for the year ended April 28, 2018 and for the three months ended July 28, 2018, respectively.

b.
Reflects adjustments of $3.3 million and $0.8 million for the year ended April 28, 2018 and the three months ended July 28, 2018, respectively, which represents an increase to amortization expense related to the fair value of identified intangible assets with definite lives. The following table shows the pre-tax impact on the impacted financial statement line items (amounts in millions, except for useful life data):

	Estimated Fair Value	Useful Life (years)	Year Ended April 28, 2018	Three Months Ended July 28, 2018
Amortization Expense for Intangible Assets:
Customer Relationships	$184.0	18 to 21	$9.4	$2.4
Trade Names	22.2	8 to 9	2.6	0.7
Technology	17.7	11 to 13	1.5	0.4
Subtotal	$223.9		$13.5	$3.4
Less: Historical Grakon amortization			10.3	2.6
Net adjustment to amortization			$3.3	$0.8

Amortization expense has been calculated on a preliminary basis, using the straight-line method over the estimated useful life. An increase/decrease of one year in the estimated useful lives would increase/decrease amortization expense by $(0.8)/$1.0 million and $(0.2)/$0.2 million for the year ended April 28, 2018 and for the three months ended July 28, 2018, respectively. The effect of a 10% increase or decrease in preliminary estimated fair value would result in an increase or decrease of amortization expense of $1.4 million and $0.3 million for the year ended April 28, 2018 and for the three months ended July 28, 2018, respectively.

c.
Reflects an adjustment to selling and administrative expense of $(0.6) million for the three months ended July 28, 2018, which represents the elimination of direct and incremental advisory, legal and accounting expenses incurred by both Methode and Grakon as a result of the business combination, which are not expected to have a continuing impact on the results of operations. The unaudited combined pro forma statement of income does not reflect an adjustment for costs incurred related to the transaction as there were no direct and incremental advisory, legal and accounting expenses incurred by Methode or Grakon for the year ended April 28, 2018 and March 31, 2018, respectively.

Financing Adjustments:

d.	Reflects the following adjustments to interest expense resulting from the business combination Financing:

(in millions)	Amount Drawn	Contractual Interest Rate	Year Ended April 28, 2018	Three Months Ended July 28, 2018
Increases to interest expense:
Term A loan	$250.0	3.64%	$8.9	$2.2
Amended Revolving Credit Facility (1)	$98.0	3.64%	3.8	1.0
Amortization of capitalized debt issuance costs			(0.6)	(0.1)
			$12.1	$3.1
Decreases to interest expense:
Historical interest expense for Methode for instruments being amended (1)			(1.9)	(0.3)
Historical interest expense of Grakon for the instruments being repaid			(5.6)	(1.3)
			$(7.5)	$(1.6)
Pro forma adjustment to interest expense			$4.6	$1.5

(1) Interest expense on the revolver reflects the amount drawn of $98.0 million at the applicable interest rate, plus an average 0.25 percent applied to the undrawn amount of the revolver of $102.0 million, offset by the historical interest expense recorded by Methode for the amount drawn prior to the refinancing which occurred on September 12, 2018

The interest rates used for the new Methode debt for purposes of the Unaudited Pro Forma Combined Financial Information reflect the debt commitment related to the debt financing for the transaction (See Note 1). The interest rates for the Term Loan A and the Revolving Credit Facility are assumed to be 3.64% for the year ended April 28, 2018 and for the three months ended July 28, 2018.
As stated above, the Company borrowed an additional $450.0 million under the Credit Agreement entered into in connection with the Acquisition, comprised of $250.0 million from Term Loan A and $200.0 million of a Revolving Credit Facility. The interest expense on both facilities is calculated using an adjusted LIBOR rate plus an applicable margin. Such applicable margin is based on Methode’s Leverage Ratio as defined in the Credit Agreement. This adjustment represents incremental interest expense of $4.6 million and $1.5 million for the year ended April 28, 2018 and the three months ended July 28, 2018, respectively. The incremental interest expense was calculated using a LIBOR rate of 2.86% and an applicable margin of 0.78%, resulting in an assumed interest rate of 3.64% for the Term Loan A and the Revolving Credit Facility. A 1/8 percent increase or decrease in the interest rates assumed above would result in an aggregate increase or decrease to interest expense of $0.4 million and $0.1 million for the year ended April 28, 2018 and for the three months ended July 28, 2018, respectively.

e.
Represents the income tax effect for the unaudited pro forma combined statements of income adjustments related to the transaction using statutory tax rates in each jurisdiction, less any applicable valuation allowances for the twelve-month period ended April 28, 2018 and the three months ended July 28, 2018. Because the adjustments contained in this Unaudited Pro Forma Combined Financial Information are based on estimates, the effective tax rate will likely vary from the effective rate in periods subsequent to the transaction. Additionally, certain adjustments reflect transactions that will occur within legal entities located in jurisdictions which may be subject to valuation allowances and a tax benefit would not be expected to be realized on a more likely than not basis.

Represents the tax impact of the pro forma adjustments on the income statement of $(2.1) and $(0.4) at the estimated combined statutory rate of 22.6% for the twelve-month period ended April 28, 2018 and 22.6% for the three months ended July 28, 2018, respectively. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-transaction activities and impact due to U.S. tax reform.

f.
Reflects the change in earnings per share as a result of the adjustments made to the unaudited pro forma combined statements of income. Methode did not issue any stock or stock-based awards in connection with the Acquisition. Therefore, the number of weighted average common shares outstanding used to compute pro forma basic and diluted earnings per share are the same as the Methode historical amounts.